Exhibit 99.1

News Release

AMGEN AND ASTRAZENECA ANNOUNCE COLLABORATION

TO JOINTLY DEVELOP AND COMMERCIALIZE CLINICAL-

STAGE INFLAMMATION PORTFOLIO

Collaboration Comprises Five Monoclonal Antibodies

Brodalumab (AMG 827) Phase 3 Trial Planned in 2012

THOUSAND OAKS, Calif. and LONDON (April 2, 2012)—Amgen (NASDAQ:AMGN) and AstraZeneca Plc, today announced an agreement to jointly develop and commercialize five monoclonal antibodies from Amgen’s clinical inflammation portfolio (AMG 139, AMG 157, AMG 181, AMG 557 and brodalumab (AMG 827)).

The companies believe all the molecules have novel profiles and offer the potential to deliver important treatments across multiple indications in inflammatory diseases. The collaboration will provide Amgen with additional resources to optimally progress its portfolio, and Amgen will benefit from the strong respiratory, inflammation and asthma development expertise of MedImmune, AstraZeneca’s biologics arm. The collaboration will also capitalize on AstraZeneca’s global commercial reach in respiratory and gastrointestinal diseases. The agreement does not include certain territories previously partnered by Amgen for brodalumab with Kyowa Hakko Kirin and AMG 557 with Takeda.

Under the terms of the agreement, AstraZeneca will make a one-time $50 million upfront payment and the companies will share both costs and profits. Based on current plans, approximately 65 percent of costs for the 2012-2014 period will be funded by AstraZeneca. Thereafter, the companies will split costs equally. Amgen will book sales globally and will retain a low single-digit royalty for brodalumab and a mid single-digit royalty for the rest of the portfolio, after which the companies will share profits equally.

AstraZeneca will lead the development and commercialization strategy of AMG 139, AMG 157 and AMG 181, while Amgen will lead the development and commercialization strategy of brodalumab and AMG 557. Each development and commercialization lead will be under the oversight of joint governing bodies. For brodalumab, commercial promotion will be split. Amgen will promote in dermatology indications in the United States (U.S.) and Canada, and in rheumatology indications in U.S., Canada and Europe. AstraZeneca will promote in respiratory and, initially, in dermatology indications of brodalumab across all territories outside the U.S., Canada and those markets where Amgen has existing partnerships. Allocation of promotional rights for other territories, indications and molecules will be agreed later between the companies.

AMGEN AND ASTRAZENECA ANNOUNCE COLLABORATION TO JOINTLY

DEVELOP AND COMMERCIALIZE CLINICAL-STAGE INFLAMMATION PORTFOLIO

“We are delighted to join forces with Amgen in developing and commercializing these novel clinical-stage assets that add value to our pipeline and build on our expertise in biologics. This creative collaboration will make the most of both companies’ respective capabilities, including AstraZeneca’s extensive global reach, to help bring these potentially innovative treatment options for a variety of respiratory and inflammatory diseases to patients around the world,” said David Brennan, Chief Executive Officer, AstraZeneca.

“We are very excited at the prospect of collaborating with a well-respected organization like AstraZeneca to advance our inflammation pipeline,” said Kevin Sharer, Chairman and CEO at Amgen. “We believe this collaboration has the potential to bring more therapies to patients sooner, across more geographic areas. We are impressed with AstraZeneca’s extensive experience in developing and launching products in the respiratory and gastroenterology areas, and believe this collaboration is an opportunity to work with a partner that has leading regulatory and commercial expertise in inflammation indications.”

-ENDS-

NOTES TO EDITORS

About the inflammation portfolio included in the agreement

Under the agreement, the companies will jointly develop and commercialize the following five assets from Amgen’s clinical-stage portfolio:

•

Brodalumab (AMG 827) is a human monoclonal antibody that binds to and blocks signaling via the IL-17 receptor. Brodalumab is being investigated for psoriasis (completed Phase 2 and planned Phase 3), psoriatic arthritis (Phase 2) and asthma (Phase 2).

•	AMG 139 is a human monoclonal antibody. AMG 139 is being investigated in Phase 1b for Crohn’s disease.

•	AMG 181 is a human monoclonal antibody. AMG 181 is being investigated in Phase 1a and Phase 1b for ulcerative colitis and Crohn’s disease.

•	AMG 557 is a human monoclonal antibody that binds to B7-related protein 1 (B7RP-1). AMG 557 is being investigated in Phase 1b for autoimmune diseases such as systemic lupus erythematosus.

•	AMG 157 is a human monoclonal antibody that blocks interaction of thymic stromal lymphopoietin (TSLP) with the TSLP receptor. AMG 157 is being investigated in Phase 1b for asthma.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, bone disease and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com. Follow us on www.twitter.com/amgen.

About AstraZeneca

AstraZeneca is a global, innovation-driven biopharmaceutical business with a primary focus on the discovery, development and commercialization of prescription medicines for gastrointestinal,

AMGEN AND ASTRAZENECA ANNOUNCE COLLABORATION TO JOINTLY

DEVELOP AND COMMERCIALIZE CLINICAL-STAGE INFLAMMATION PORTFOLIO

cardiovascular, neuroscience, respiratory and inflammation, oncology and infectious disease. AstraZeneca operates in over 100 countries and its innovative medicines are used by millions of patients worldwide. For more information please visit: www.astrazeneca.com.

Amgen Forward Looking Statements

This news release contains forward-looking statements that are based on Amgen’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission (SEC) reports filed by Amgen, including Amgen’s most recent annual report on Form 10-K and most recent periodic reports on Form 10-Q and Form 8-K. Please refer to Amgen’s most recent Forms 10-K, 10-Q and 8-K for additional information on the uncertainties and risk factors related to Amgen’s business. Unless otherwise noted, Amgen is providing this information as of April 2, 2012 and expressly disclaims any duty to update information contained in this news release.

No forward-looking statement can be guaranteed and actual results may differ materially from those Amgen projects. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, preclinical results do not guarantee safe and effective performance of product candidates in humans. The complexity of the human body cannot be perfectly, or sometimes, even adequately modeled by computer or cell culture systems or animal models. The length of time that it takes for Amgen to complete clinical trials and obtain regulatory approval for product marketing has in the past varied and Amgen expects similar variability in the future. Amgen develops product candidates internally and through licensing collaborations, partnerships and joint ventures. Product candidates that are derived from relationships may be subject to disputes between the parties or may prove to be not as effective or as safe as Amgen may have believed at the time of entering into such relationship. Also, Amgen or others could identify safety, side effects or manufacturing problems with Amgen’s products after they are on the market. Amgen’s business may be impacted by government investigations, litigation and products liability claims. Amgen depends on third parties for a significant portion of its manufacturing capacity for the supply of certain of its current and future products and limits on supply may constrain sales of certain of its current products and product candidate development.

In addition, sales of Amgen’s products are affected by the reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of Amgen’s products. In addition, Amgen competes with other companies with respect to some of its marketed products as well as for the discovery and development of new products. Amgen

AMGEN AND ASTRAZENECA ANNOUNCE COLLABORATION TO JOINTLY

DEVELOP AND COMMERCIALIZE CLINICAL-STAGE INFLAMMATION PORTFOLIO

believes that some of its newer products, product candidates or new indications for existing products, may face competition when and as they are approved and marketed. Amgen’s products may compete against products that have lower prices, established reimbursement, superior performance, are easier to administer, or that are otherwise competitive with its products. In addition, while Amgen routinely obtains patents for its products and technology, the protection offered by its patents and patent applications may be challenged, invalidated or circumvented by its competitors and there can be no guarantee of Amgen’s ability to obtain or maintain patent protection for its products or product candidates. Amgen cannot guarantee that it will be able to produce commercially successful products or maintain the commercial success of its existing products. Amgen’s stock price may be affected by actual or perceived market opportunity, competitive position, and success or failure of its products or product candidates. Further, the discovery of significant problems with a product similar to one of Amgen’s products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on Amgen’s business and results of operations.

The scientific information discussed in this news release related to Amgen’s product candidates is preliminary and investigative. Such product candidates are not approved by the U.S. Food and Drug Administration (FDA), and no conclusions can or should be drawn regarding the safety or effectiveness of the product candidates. Only the FDA can determine whether the product candidates are safe and effective for the use(s) being investigated. Only the FDA can determine whether the products are safe and effective for these uses. Healthcare professionals should refer to and rely upon the FDA-approved labeling for the products, and not the information discussed in this news release.

CONTACT: Amgen, Thousand Oaks

Christine Regan, 805-447-5476 (media)

Arvind Sood, 805-447-1060 (investors)

ASTRA ZENECA CONTACTS

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